Exhibit 10.1

ATARA BIOTHERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

PASCAL TOUCHON

This Executive Employment Agreement (this “Agreement”), is made and entered into as of May 23, 2019 (the “Effective Date”), by and between Pascal Touchon (“Employee”) and Atara Biotherapeutics, Inc. (the “Company”).

1. Employment by the Company.

1.1 Position. Employee shall serve as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). During the term of Employee’s employment with the Company (or, if the Company so designates in writing, for a subsidiary of the Company domiciled in Switzerland), Employee will devote Employee’s best efforts and all of Employee’s business time and attention to the business of the Company, except as permitted in Section 7 of this Agreement and excluding approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee further agrees not to usurp, for Employee’s own personal benefit or gain, any opportunities in the Company’s line of business. Employee shall be expected to work on a full-time basis and travel as part of Employee’s position.

1.2 Start Date and Immigration. Employee’s anticipated start date with the Company (or, if the Company so designates in writing, for a subsidiary of the Company domiciled in Switzerland) will be as soon as possible following the date on which Employee obtains the Work Authorization (as defined below) (Employee’s actual first date of employment with the Company, the “Start Date”); provided that this offer of Company employment, and Employee’s continued employment with the Company beyond the Start Date, is expressly contingent upon documentary evidence and satisfactory proof of Employee’s eligibility and lawful right to work for the Company in the United States (or, if the Company so designates in writing, for a subsidiary of the Company domiciled in Switzerland) (the “Work Authorization”). Employee may not begin Company employment until the Work Authorization has been obtained, and the Company will assist with immigration services, renewals and costs associated with Employee obtaining the Work Authorization. Notwithstanding the foregoing, unless otherwise extended in writing by the Company, the Company’s offer of employment will automatically expire and be withdrawn if Employee has not obtained the Work Authorization and commenced employment with the Company by September 30, 2019.

1.3 Duties and Location. Employee shall perform such duties as are customarily associated with the position of President and Chief Executive Officer, and such other duties as are assigned to Employee by the Board. Employee’s primary office location shall be the Company’s South San Francisco, California office. Subject to the terms of this Agreement and applicable law, the Company reserves the right to reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time and to require reasonable business travel.

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1.4 Board Membership. Effective as of the Start Date, Employee shall be appointed to serve as a member of the Board. For so long as Employee remains the Chief Executive Officer of the Company, the Board will nominate Employee for re-election as a member of the Board. Employee shall serve as a director on the Board without additional compensation. Upon ceasing being Chief Executive Officer of the Company for any reason, Employee shall immediately resign from the Board and the board of directors of any of the Company’s subsidiaries.

1.5 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including the Company’s Employee Handbook, as well as by all other rules and policies applicable to the Company’s professional employees, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.6 At-Will Employment. Employee’s employment relationship with the Company is at-will. Either the Company or Employee shall have the right to terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. Should a Company policy exist now or in the future which contradicts this at-will provision, this at-will provision controls the relationship between Employee and the Company. The at-will nature of Employee’s employment may only be changed in an express written agreement signed by Employee and a duly authorized officer of the Board. Nothing in this Agreement is intended to modify the at-will employment relationship between the Company and Employee.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, Employee shall be paid a base annual salary at the rate of $615,000 (the “Base Salary”), less all required and applicable standard payroll deductions and withholdings for federal and state taxes and for any authorized voluntary deductions and payable in accordance with the Company’s regular payroll schedule. Employee’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”).

2.2 Annual Bonus. Employee will be eligible for an annual target bonus (the “Annual Bonus”) of sixty-five percent (65%) of Employee’s then current Base Salary (the “Target Bonus Amount”). Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and Employee’s achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof), which objectives and milestones may provide for payments above and below target based on the level of performance achievement. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, and except as provided for in Section 8 below, Employee must remain an employee in good standing of the Company on the date the Annual Bonus is paid in order to be eligible for and earn any Annual Bonus. For the 2019 calendar year, Employee’s eligibility for the Annual Bonus, and the amount thereof, will not be prorated based on Employee’s Start Date.

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2.3 Relocation Benefits. Pursuant to Section 1.3 above, Employee’s primary office location will be the Company’s South San Francisco, California office, and as a condition of employment, Employee must relocate to the San Francisco Bay Area within one week following the Start Date. To support Employee’s relocation, the Company will offer Employee the following relocation benefits (which benefits, to the extent taxable, shall be provided on a tax grossed-up basis):

2.3.1 Relocation Expense Reimbursement. Subject to Employee’s continuous employment, Employee shall be eligible for taxable reimbursement for certain reasonable out-of-pocket expenses specifically described in Section 2.3.3 below, incurred on or before December 31, 2019 as a result of Employee’s permanent relocation to the San Francisco Bay Area, up to a maximum total reimbursement amount of $100,000, which, if payable, in all cases will be paid by the Company on or before February 15, 2020 (the “Relocation Reimbursement”). To be reimbursed for such expenses, Employee must submit all documentation of such reimbursable expenses on or before January 15, 2020. Payment of the Relocation Reimbursement shall be subject to standard payroll deductions and tax withholdings.

2.3.2 SIRVA Program. In addition to the Relocation Reimbursement, and subject to Employee’s continuous employment, Employee will also be eligible to participate in the Company’s SIRVA BVX RiskGuard Program (the “SIRVA Program”), pursuant to the terms and conditions of the SIRVA Program.

2.3.3 Qualifying Relocation Expenses. The sole relocation expenses that will qualify for Relocation Reimbursement are the following: (i) reasonable costs associated with packing and moving Employee’s personal and household goods to the San Francisco Bay Area, including without limitation, shipment of furniture, household items and artwork, vehicles, personal effects, and the like; (ii) reasonable airfare and lodging for Employee and his spouse for up to two (2) house hunting trips (not to exceed ten (10) days) to the San Francisco Bay Area; and (iii) reasonable costs and fees associated with retaining and utilizing a relocation agent to help facilitate Employee’s relocation to the San Francisco Bay Area and execution of a rental lease agreement. Employee will be reimbursed only for actual relocation expenses incurred and specifically described in this Section 2.3.2, up to the maximum reimbursement of $100,000. Employee will be solely responsible for any relocation expenses that: (i) exceed $100,000, (ii) are incurred after December 31, 2019, or (iii) documentation of which is not submitted to the Company on or before January 15, 2020, and the Company will not be obligated to provide any additional or other relocation benefits or relocation assistance to Employee except as set forth in this Agreement.

2.3.4 Housing Allowance. For up to the first six (6) months of Employee’s employment following the Start Date, Employee will be eligible to receive a $5,000 monthly temporary housing allowance (the “Housing Allowance”), contingent upon Employee’s continued employment with the Company, which shall be used for Employee’s temporary housing rental payments in the San Francisco Bay Area. The Housing Allowance will be paid, less standard payroll deductions and withholdings, in the first payroll period each month during the Housing Allowance period, and will not be considered part of Employee’s Base Salary, including but not limited to for such purposes as the Severance Benefits or CIC Severance Benefits described in Section 8 below.

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2.4 Personal Air Costs. The Company will reimburse Employee and his spouse for a combined total of up to six (6) personal, non-business related business class air travel flights between San Francisco and Paris on or prior to March 31, 2020 (the “Personal Air Costs”). Employee shall submit an expense report for all such air travel.

3. Standard Company Benefits. Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Except as provided below in this Section 3, Employee shall also be entitled to paid sick leave, paid time off, and holidays as outlined in the Company’s employment policies, and as otherwise required by applicable law. Notwithstanding the foregoing, Employee shall be entitled to accrue paid time off at the rate of 20 days’ per calendar year, subject to a maximum accrual cap. Employee shall also be entitled to all other holiday and paid time off generally available to other executives of the Company. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies, as well as the Company’s policies and may be changed by the Company in its discretion.

4. Expenses / Legal Fees. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with applicable law and the Company’s expense reimbursement policy as in effect from time to time. Additionally, upon presentation of appropriate documentation, the Company shall reimburse Employee’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement (the “Legal Fees”); provided however, that in no event shall the Company’s payment obligations with regard to the Legal Fees exceed $15,000 in the aggregate.

5. Equity.

5.1 Hire-On RSUs. The Company will recommend to its Compensation Committee that Employee be granted a number of restricted stock units equal to $640,000 divided by the closing stock price of the Company’s Common Stock on May 24, 2019 (the “Hire-On RSUs”). Grant of the Hire-On RSUs is subject to the approval of the Compensation Committee. If granted, the Hire-On RSUs shall vest in full on the seven (7) month anniversary of the Start Date, subject to Employee’s continuous service through such date. The Hire-On RSUs will be governed by and subject to the terms and conditions set forth in the Company’s 2014 Equity Incentive Plan or 2018 Inducement Plan and the applicable grant documents.

5.2 Options. The Company will recommend to its Compensation Committee that Employee be granted an option to purchase 225,000 shares of the Company’s Common Stock (the “Option”). Grant of the Option is subject to the approval of the Compensation Committee. If granted, the Option shall vest over four years of Employee’s continuous service with the Company, with twenty-five percent (25%) of the shares subject to the Option grant becoming vested on the first year anniversary of the Start Date, and the remaining shares becoming vested in equal monthly installments over the following thirty-six (36) months of Employee’s continuous service. The exercise price of the Option, as well as all other matters related to the Option, will be governed by and subject to the terms and conditions set forth in the Company’s 2014 Equity Incentive Plan or 2018 Inducement Plan, and the stock option agreement Employee will be required to electronically accept.

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5.3 Restricted Stock Units. The Company will recommend to its Compensation Committee that Employee be granted an additional 112,500 restricted stock units (“RSUs”). Grant of the RSUs is subject to the approval of the Compensation Committee. If granted, the RSUs shall vest over four years of continuous service to the Company, with twenty-five percent (25%) of the RSUs becoming vested on the first year anniversary of the Start Date, and the remaining RSUs becoming vested in equal annual installments over the following three anniversaries of the Start Date of continuous service; provided, however, that upon Employee’s Separation from Service (as defined below, and including for this purpose death or Disability), the vesting of the RSUs will be accelerated on Employee’s Separation from Service date as if such RSUs were instead on a pro rata monthly vesting schedule from their grant date through the Separation from Service date. The RSUs will be governed by and subject to the terms and conditions set forth in the Company’s 2014 Equity Incentive Plan or 2018 Inducement Plan and the applicable grant documents.

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition of employment, Employee shall execute and abide by the Company’s standard form of Proprietary Information and Inventions Assignment Agreement (the “Proprietary Agreement”).

6.2 Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company. In addition, Employee represents that Employee has disclosed to the Company in writing any agreement Employee may have with any third party (e.g., a former employer) which may limit Employee’s ability to perform Employee’s duties to the Company, or which could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities.

7. Outside Activities and Non-Competition During Employment.

7.1 Outside Activities. Throughout Employee’s employment with the Company, Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Employee may engage in other types of business

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or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Employee’s duties to the Company or its affiliates. Notwithstanding the foregoing, Employee shall be permitted to continue his current Board of Directors role with Cogen Therapeutics, Inc. and to join the Advisory Board of Servier Pharmaceuticals in 2020 (if requested); provided that the time commitment relating thereto remains substantially the same as in the recent past, and that such activities do not compromise or threaten to compromise the Company’s business interests or conflict with Employee’s duties to the Company.

7.2 Non-Competition During Employment. Throughout Employee’s employment with the Company, Employee will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Employee will be subject to certain restrictions (including restrictions continuing after Employee’s employment ends) outlined in the terms of the Proprietary Agreement.

8. Termination of Employment; Severance and Change in Control Benefits.

8.1 Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Employee’s employment with the Company is terminated by the Company without Cause (as defined below), and other than as a result of Employee’s death or Disability (as defined below), or Employee resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee satisfies the Release Requirement in Section 9 below, and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the Company shall provide Employee with the following “Severance Benefits”:

8.1.1 Severance Payments. Severance pay in the form of continuation of Employee’s final monthly Base Salary for a period of twelve (12) months following termination, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Employee’s Separation from Service date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Employee’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Employee’s right to resign for Good Reason.

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8.1.2 Pro Rata Bonus / Prior Year Bonus. Employee shall also receive an amount equal to the prorated amount of the Target Bonus Amount for the year in which the Separation from Service occurs, equal to the product of (i) and (ii), where (i) is the product of (a) Employee’s final Base Salary (but before giving effect to any reduction in Base Salary that would give rise to Employee’s right to resign for Good Reason) and (b) the percentage set forth in Section 2.2 above and where (ii) is (a) the number of days elapsed in the calendar year prior to the date on which the Separation from Service occurs divided by (b) 365, payable in a lump sum within sixty (60) days following the Separation from Service date and subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “Pro Rata Bonus”). In addition, if Employee’s Separation from Service occurs prior to Employee’s receipt of an Annual Bonus payment for the completed calendar year that immediately precedes the calendar year of the Separation from Service, Employee shall also be eligible to receive an Annual Bonus payment for such preceding calendar year, pursuant to the conditions of Section 2.2 above (the “Prior Year Bonus”). The Prior Year Bonus shall be paid, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings, in the calendar year following the year to which the Annual Bonus payment relates, at the same time as the annual bonuses for such calendar year are generally paid to other executives; provided, however that if such payment date is prior to the Release Effective Date (as defined below), the Prior Year Bonus shall instead accrue and be made on the first regular payroll date following the Release Effective Date.

8.1.3 Health Care Continuation Coverage Payments.

(i) COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will reimburse Employee’s COBRA premiums to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Separation from Service date and ending twelve (12) months after the Separation from Service date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Employee becomes eligible for group health insurance coverage through a new employer or Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company, in writing, of such event.

(ii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Employee’s eligible dependents), subject to applicable federal and state tax withholdings and required or voluntarily authorized deductions (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums or toward premium costs under an individual health plan.

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8.1.4 Equity Acceleration. Notwithstanding anything to the contrary set forth in the Company’s 2014 Equity Incentive Plan or 2018 Inducement Plan, any other equity incentive plans or any award agreement, effective as of Employee’s Separation from Service date, (i) the vesting and exercisability of the unvested time-based equity awards then held by Employee shall accelerate as if Employee had provided an additional twelve (12) months of continued services following the Separation from Service date, and shall remain exercisable, if applicable, following Employee’s Separation from Service as set forth in the applicable equity award documents, and (ii) the vesting of the RSUs will be accelerated as of Employee’s Separation from Service date as if such RSUs were on a pro rata monthly vesting schedule from their grant date to the date that is twelve (12) months following the Separation from Service date. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

8.2 Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Employee’s employment with the Company is terminated by the Company without Cause (and other than as a result of Employee’s death or Disability) at any time during the Change in Control Period, or Employee resigns for Good Reason at any time during the Change in Control Period, in lieu of (and not additional to) the Severance Benefits described in Section 8.1, and provided that Employee satisfies the Release Requirement in Section 9 below and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the Company shall instead provide Employee with the following “CIC Severance Benefits”. For the avoidance of doubt: (i) in no event will Employee be entitled to severance benefits under Section 8.1 and this Section 8.2, and (ii) if the Company has commenced providing Severance Benefits to Employee under Section 8.1 prior to the date that Employee becomes eligible to receive CIC Severance Benefits under this Section 8.2, the Severance Benefits previously provided to Employee under Section 8.1 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 8.2:

8.2.1 CIC Severance Payment. Severance pay in an amount equal to Employee’s final annual Base Salary plus Employee’s final Target Bonus Amount, multiplied by two (2), subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “CIC Severance Payments”). Subject to Section 10 below, the CIC Severance Payments shall be made on the Company’s regular payroll schedule over the period of twenty-four (24) months following Employee’s Separation from Service date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Employee’s final Base Salary and Target Bonus Amount will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Employee’s right to resign for Good Reason.

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8.2.2 CIC Health Care Continuation Coverage Payments.

(i) COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will reimburse Employee’s COBRA premiums to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the Separation from Service date and ending twenty-four (24) months after the Separation from Service date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period, Employee becomes eligible for group health insurance coverage through a new employer or Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Employee must immediately notify the Company, in writing, of such event.

(ii) Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Employee’s eligible dependents), subject to applicable federal and state tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period. Employee may, but is not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

8.2.3 Prior Year Bonus. If Employee’s Separation from Service occurs prior to Employee’s receipt of an Annual Bonus payment for the completed calendar year that immediately precedes the calendar year of the Separation from Service, Employee shall also be eligible to receive the Prior Year Bonus. The Prior Year Bonus shall be paid, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings, in the calendar year following the year to which the Annual Bonus payment relates, at the same time as the annual bonuses for such calendar year are generally paid to other executives; provided, however that if such payment date is prior to the Release Effective Date (as defined below), the Prior Year Bonus shall instead accrue and be made on the first regular payroll date following the Release Effective Date.

8.2.4 Equity Acceleration. Notwithstanding anything to the contrary set forth in the Company’s 2014 Equity Incentive Plan or 2018 Inducement Plan, any other equity incentive plans or any award agreement, effective as of Employee’s employment Separation from Service date that occurs during the Change in Control Period, the vesting and exercisability of all unvested time-based vesting equity awards then held by Employee shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Employee upon such Separation from Service and shall remain exercisable, if applicable, following Employee’s Separation from Service as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

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8.3 Termination for Death or Disability. In the event Employee’s employment with the Company is terminated due to Employee’s death or Disability at any time, in lieu of (and not additional to) the Severance Benefits and CIC Severance Benefits described in Sections 8.1 and 8.2 above, and provided that Employee or his heirs or estate satisfies the Release Requirement in Section 9 below and remains in compliance with the terms of this Agreement and the Proprietary Agreement, Employee (or his heirs or estate) shall receive the Pro Rata Bonus and Prior Year Bonus (if applicable), pursuant to the terms and conditions of Section 8.1.2 above (the “Death or Disability Benefits”).

8.4 Termination for Cause; Resignation Without Good Reason. Employee will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and CIC Severance Benefits listed in Sections 8.1 and 8.2 above, or the Death and Disability Benefits listed in Section 8.3, if the Company terminates Employee’s employment for Cause or Employee resigns Employee’s employment without Good Reason.

9. Conditions to Receipt of Severance Benefits and CIC Severance Benefits. To be eligible for any of the Severance Benefits, CIC Severance Benefits or Death or Disability Benefits pursuant to Sections 8.1, 8.2, or 8.3 above, Employee must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a separation agreement acceptable to the Company (the “Release”), which shall among other things include a mutual non-disparagement provision, but will not release Employee’s right to severance benefits (pursuant to the terms and conditions of Section 8 of this Agreement), or to indemnification against third party claims (pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law), and will not increase the scope or duration of any post-employment restrictions on Employee’s activities, within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Employee’s Separation from Service date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits, CIC Severance Benefits or Death or Disability Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if Employee breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Employee’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Employee will not be entitled to any severance, payment or benefit under this Agreement.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury

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Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether Severance Payments, CIC Severance Payments, Death or Disability Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any Severance Benefits or CIC Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, and if necessary to avoid taxation under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Employee to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable Severance Benefit, CIC Severance Benefits, or Death or Disability Benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

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11. Section 280G; Limitations on Payment.

11.1 If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

11.2 Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3 Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

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11.4 If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12. Definitions.

12.1 Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Employee’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Employee’s willful and continued failure or refusal to follow lawful and reasonable written instructions of the Board or lawful and reasonable written policies and regulations of the Company or its affiliates; (iii) Employee’s willful and continued failure to faithfully and diligently perform the assigned duties of Employee’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Employee; (v) willful misconduct by Employee that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (vi) Employee’s material breach of this Agreement, the Proprietary Agreement, or any written Company policies. An event described in Section 12.1(ii) through Section 12.1(vi) herein shall not be treated as “Cause” until after Employee has been given written notice of such event, failure, conduct or breach and Employee fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is determined to be incapable of being cured by the Company.

12.2 Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning described in the Company’s 2014 Equity Incentive Plan.

12.3 Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

12.4 Disability. For purposes of this Agreement, “Disability” means the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

12.5 Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s prior written consent: (i) a reduction in Employee’s Base Salary, unless in the same percentage as a salary reduction program applicable generally to the Company’s senior executives; (ii) reduction in Target Bonus Amount; (iii) a material reduction in Employee’s duties, responsibilities or authority, including removal of

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requirement to report to anyone other than the Board; (iv) the failure of the Compensation Committee to approve the initial equity grants in Section 5 above within thirty (30) calendar days of the Start Date; (v) the material breach by the Company of this Agreement; or (vi) following Employee’s relocation to the San Francisco Bay Area, relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than fifty (50) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation. In order for Employee to resign for Good Reason, each of the following requirements must be met: (vii) Employee must provide written notice to the Board within thirty (30) calendar days after Employee’s first knowledge of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, (viii) Employee must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (ix) such event is not reasonably cured by the Company within such 30 calendar day period (the “Cure Period”), and (x) Employee must resign in writing from all positions Employee then holds with the Company not later than 30 calendar days after the expiration of the Cure Period.

13. Dispute Resolution/Agreement to Arbitrate Claims. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1, et seq. and to the fullest extent permitted by law, by final, binding and confidential arbitration. Except as provided below, the Company and Employee agree that confidential arbitration is the exclusive, final and biding method for resolving all such claims.

13.1 Claims Covered By this Agreement. Disputes that are subject to arbitration under this Agreement include, but are not limited to, claims for wages or other compensation due, including claims for overtime; meal or rest break claims; claims for breach of any contract or covenant (express or implied); tort claims, including, but not limited to claims for defamation, intentional infliction of emotional distress, invasion of privacy, and all negligence-based claims; personal injury claims; claims for discrimination, harassment and/or retaliation in employment including, but no limited to claims under the California Fair Employment and Housing Act, the California Labor Code, claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the California Family Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Sarbanes-Oxley Act, all as they may have been amended from time to time, claims for misclassification, and claims for violation of common law or any other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation for employment.

13.2 Claims Not Covered By this Agreement. Claims for workers’ compensation, unemployment insurance, claims for injunctive relief, and claims under California Private Attorneys General Act of 2004, as amended, are not covered by this Agreement. Nothing in this Agreement is intended to prevent Employee from filing an administrative claim with the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Moreover, both Employee and the Company may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or enforce and arbitration award.

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13.3 Arbitration Rules and Procedures. The arbitration is to be conducted in or near the city in which Employee is or was last employed by the Company by JAMS, Inc. (“JAMS”) or its successors before a mutually selected single neutral arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Employee upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions on which the award was based and a statement of the award. Employee and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. To the maximum extent permitted by applicable law, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. BOTH EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law (that is, costs that are unique to arbitration) and shall pay the arbitrator’s fee. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is permitted by applicable law. Any dispute as to whether a cost is unique to arbitration will be exclusively resolved by the arbitrator. Both the Employee and the Company have the right to be represented by legal counsel at any arbitration proceeding. The arbitration proceedings will be confidential to the extent permitted by law. Employee and the Company will maintain all information and documents exchanged in connection with and in the course of the arbitration as confidential, except to the extent the disclosure of such information or documentation is necessary to enforce any award or challenge any award as permitted by the applicable law.

13.4. No Change in At-Will Employment. This agreement to arbitrate claims is not a contract of employment, expressed or implied, and Employee and the Company acknowledge that Employee’s employment with the Company is at-will and that this agreement does not change the “at-will” status of Employee’s employment. BOTH EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF SECTION 13, AGREEMENT TO ARBITRATE CLAIMS, AND AGREE TO BE BOUND BY ITS TERMS.

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14. General Provisions.

14.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email upon confirmation of receipt) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

14.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Company and the Employee (“the Parties”).

14.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Employee’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

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14.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement to become effective as of the Effective Date written above.

ATARA BIOTHERAPEUTICS, INC.

By:	/s/ Utpal Koppikar
Utpal Koppikar
Chief Financial Officer

EMPLOYEE

/s/ Pascal Touchon
Pascal Touchon

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